UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2007

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commissioner File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite C, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As consideration for his agreeing to serve as CallWave, Inc., a Delaware corporation (the “Company”) President and Chief Executive Officer (as set out in greater detail in response to Item 5.02 below), the Company entered into an Employment Agreement with Mr. Jeffrey M. Cavins, effective as of September 5, 2007, contingent on approval by the Board of Directors (the “Board”), which was received on September 4, 2007 (as described below in response to Item 5.02). All discussion of the Employment Agreement in this Item 1.01 is qualified in its entirety to the Agreement itself, which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Mr. Cavins and the Company will enter into the Company’s standard form of Indemnification Agreement for directors and officers, pursuant to which the Company will, to the extent permitted by applicable law, indemnify and hold harmless Mr. Cavins against all expenses, judgments, fines, penalties and amounts paid in settlement in connection with any threatened, pending or completed proceeding by reason of his status as chief executive officer and as a director. The foregoing description is qualified in its entirety by the full text of the form of Indemnification Agreement, which was previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A filed with the SEC on June 30, 2004, and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Director

On September 5, 2007, David F. Hofstatter resigned from the Board of the Company. Mr. Hofstatter’s resignation was not a result of any disagreement with the Company’s operations, policies or practices.

(c)	Appointment of Officer

On September 5, 2007, the Company announced that Jeffrey M. Cavins has been named President and Chief Executive Officer of the Company.

Mr. Cavins, 46, brings over 19 years of senior-level experience and operational excellence to the Company, including executive management and directorship positions in emerging growth technology, software, internet, and digital media companies, including Loudeye Corporation (NASDAQ: LOUD), Exodus Communications and CSI Digital. As President and Chief Executive Officer of Loudeye, a digital media distribution technology company, Mr. Cavins orchestrated the company’s renewed growth strategy and return to profitability. During his tenure, he expanded the company globally, establishing Loudeye as the world leader in digital media distribution, developed strategic partnerships with such companies as Microsoft, Nokia, and Virgin, and grew shareholder value by over 1,700 percent. Loudeye was subsequently acquired by Nokia in October 2006. As Senior Vice President for Exodus Communications, a leading managed hosting and interactive web services company, he was responsible for almost a billion dollars in revenue, 1,100 employees, and strategic partnerships with such industry leaders as Google, Yahoo!, and MSN. Prior to that, he served as President and Chief Executive Officer of CSI Digital where the company was named first place winner of the Deloitte & Touche Fast-50 Award in Washington State and recognized as one of America’s fastest growing private companies. He also spent nearly a decade in the Broadcast Division of Sony Corporation. He is also a member of the Board of Directors for the Human BioMolecular Research Institute and Jacent Technologies.

To our knowledge, Mr. Cavins is not a party to any transaction described in Section 404(a) of Regulation S-K except for normal compensation arrangements.

(e)	Entry Into Employment Agreement.

Under the Employment Agreement, Mr. Cavins’ base salary is set at $300,000 for a term of three (3) years. In addition, Mr. Cavins is entitled to an annual bonus, based on achievement individual and corporate annual goals identified by the Board of Directors annually, after receiving input from Mr. Cavins.

The Company may terminate Mr. Cavins’ employment at any time with or without cause. If Mr. Cavins is terminated other than for Misconduct, then he will be entitled to severance pay equal to his base salary for a period of twelve months following his termination, plus continued health benefits during such period. In addition, if the Company terminates Mr. Cavins other than for Misconduct, then any outstanding, but unvested options shall become fully vested. Mr. Cavins receives no benefits if he was terminated for Misconduct.

Under the Employment Agreement, Mr. Cavins is also entitled to earn long-term incentive awards and to participate in all other benefits plans and perquisites in which the Company’s other executives and employees are eligible to participate. Mr. Cavins is also entitled to four (4) weeks paid vacation per year and to reimbursement of certain expenses.

The Agreement also provides for the grant, subject to the approval of the Company’s Board of Directors, to Mr. Cavins of a stock option grant to purchase 500,000 shares of the Company’s common stock, each share exercisable at the fair market value of the stock on the day the option is approved by the Board of Directors. The option is subject to vesting over four (4) years from the date of grant, with (i) 12.5% vested following six (6) months’ continuous employment, and (ii) the remaining 87.5% vesting in equal monthly increments over subsequent 42 months. The option is subject to acceleration as set forth in the Employment Agreement. Mr. Cavins is also eligible to receive an annual option grant of 110,000 shares, subject to the same vesting and acceleration as the initial option grant.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.1	Employment Agreement with Jeffrey M. Cavins.
99.1	Press Release dated September 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC.,

Date: September 5, 2007	By:	/s/ Mark Stubbs
Mark Stubbs, Interim Chief Executive Officer and
Chief Financial Officer